EXHIBIT 10.7

Execution Copy

FIRST AMENDMENT
TO
MASTER AGREEMENT

THIS FIRST AMENDMENT (this "Amendment"), dated and effective as of September 17, 2007, to the Master Agreement (the "Agreement") dated as of July 3, 2007, by and between AmTrust Financial Services, Inc., a Delaware corporation ("AmTrust") and Maiden Holdings, Ltd., a Bermuda corporation ("Maiden Holdings"), is made by and between AmTrust and Maiden Holdings.

RECITALS

WHEREAS, pursuant to Section 7.3 of the Agreement, the parties hereto wish to amend certain provisions of the Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

1.1	Definitions. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

1.2	Headings. The headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

ARTICLE II
AMENDMENTS

2.1	The fourth, fifth, sixth and seventh Recitals of the Agreement are hereby deleted in their entirety and replaced with the following:

WHEREAS, after the Effective Time and the licensing and capitalization of Maiden Insurance, subject to the receipt of regulatory approval, Maiden Holdings plans to cause Maiden Insurance to reinsure, pursuant to a Quota Share Reinsurance Agreement between AmTrust International Insurance, Ltd. ("AII") and Maiden Insurance, in the form attached hereto as Exhibit A (the "Reinsurance Agreement"), 40% of all ultimate net loss each such AmTrust Ceding Insurer incurs as a result of losses under all of its respective workers’ compensation, general liability, commercial automobile liability, specialty risk and extended warranty policies (the “Covered Business”) to the extent reinsured by AII pursuant to existing reinsurance agreements between the AmTrust Ceding Insurers and AII (the "Underlying Reinsurance Agreements"), and such other types of policies that Maiden Insurance desires to reinsure pursuant to the provisions of the Reinsurance Agreement as more particularly set forth in the Reinsurance Agreement, and

2.2	Section 1.3 of the Agreement is hereby amended and restated in its entirety as follows:

1.3	Agreements Contemplated.

(a) This Agreement contemplates that, in order to effectuate the business goals set forth herein, Maiden Insurance and AII shall (i) no later than September 17, 2007 , execute and deliver the Reinsurance Agreement and (ii) promptly following the execution hereof negotiate in good faith and execute and deliver a loan agreement on mutually acceptable terms and conditions between Maiden Insurance and AII, provided that such loan agreement shall include the terms and provision set forth in Exhibit B (the "Loan Agreement").

(b) If either party to this Agreement determines in good faith that (i) the mix of business represented by the Covered Business as of the end of any semi-annual period during the term of the Reinsurance Agreement differs materially from (ii) the mix of business represented by the Covered Business reinsured by Maiden Insurance under the Reinsurance Agreement as of the Effective Time, then, upon written notice by such party to the other party hereto, the parties hereto shall cause Maiden Insurance and AII, respectively, to promptly negotiate in good faith appropriate adjustments to the rate of commissions payable under the Reinsurance Agreement.

2.3	Section 1.4 of the Agreement is hereby amended and restated in its entirety as follows:

1.4 Representations, Warranties and Covenants. AmTrust hereby represents, warrants and covenants to Maiden that:

(a) AmTrust shall cause AII to enforce its rights and exercise its remedies under the Underlying Reinsurance Agreements on a timely basis and in an arms-length manner;

(b) AmTrust shall cause AII to cede to Maiden Insurance pursuant to the Reinsurance Agreement an amount of premium equal to forty percent (40%) of Affiliate Subject Premium (as defined in the Reinsurance Agreement) with respect to each AmTrust Ceding Insurer as more particularly set forth in the Reinsurance Agreement, unless AII shall no longer be an Affiliate (as defined in the Reinsurance Agreement) of AmTrust or AII shall have become insolvent, or shall have been placed into liquidation or receivership (whether voluntary or involuntary), or there shall have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations (an “AII Insolvency”);

(c) Subject to applicable law, AmTrust shall cause each AmTrust Ceding Insurer, to the extent such AmTrust Ceding Insurer writes Covered Business, to cede to AII not less than forty percent (40%) of Affiliate Subject Premium in accordance with the terms of an Underlying Reinsurance Agreement, unless AII shall no longer be an Affiliate of AmTrust or an AII Insolvency shall have occurred, in which event AmTrust shall either cause each such AmTrust Ceding Insurer, as a cedent, to cede the Subject Premium to (i) Maiden Insurance, as reinsurer, on terms substantially similar to the Reinsurance Agreement mutatis mutandis or (ii) another Affiliate of AmTrust, as a reinsurer, reasonably acceptable to Maiden Insurance, which shall in turn retrocede such Subject Premium to Maiden Insurance on terms substantially similar to the Reinsurance Agreement mutatis mutandis and Maiden Holdings shall cause Maiden Insurance to accept such cession or retrocession.

(d) if an Affiliate writes direct business that is not of a type constituting Covered Business (including direct business that would be Covered Business, except that the retention of such Affiliate as to any one risk under any Policy (as defined in the Reinsurance Agreement) shall be greater than $5,000,000) or AmTrust directly or indirectly acquires an Affiliate after the date of this Agreement that writes direct business of any type, AmTrust shall cause AII to offer Maiden Insurance the opportunity to reinsure forty percent (40%) of such Affiliate's gross written premium, less the cost of inuring reinsurance and other deductions from premium ceded to AII, attributable to such additional business and, if Maiden Insurance accepts such offer within thirty (30) days of such offer, shall cause such Affiliate to reinsure such business to AII pursuant to an Underlying Reinsurance Agreement, which shall in turn cede such business to Maiden Insurance pursuant to and in accordance with the terms of the Reinsurance Agreement, unless AII shall no longer be an Affiliate of AmTrust or an AII Insolvency shall have occurred, in which event AmTrust shall either cause such Affiliate that is a direct writer, as a cedent, or another Affiliate of AmTrust, as retrocedent, reasonably acceptable to Maiden Insurance, to make such offer to Maiden Insurance;

(e) AmTrust shall cause AII and the AmTrust Ceding Insurers to (i) not assign any Underlying Reinsurance Agreement (including without limitation Underlying Reinsurance Agreements entered into after the date hereof) without the prior written consent of Maiden Insurance, such consent to not be unreasonably withheld, (ii) not amend or waive any provision of any Underlying Reinsurance Agreement (or, in the case of Underlying Reinsurance Agreements entered into after the date hereof, agree to any such provision) that could reasonably be expected to affect the definition of Subject Premium or Ultimate Net Loss (both as defined in the Underlying Reinsurance Agreement) or the method of calculation of Subject Premium or Net Ultimate Loss under the Reinsurance Agreement or terms or provisions relating to the timing or manner of payments to Maiden Insurance under the Reinsurance Agreement, or otherwise could reasonably be expected to have a material adverse affect on the financial condition of AII, without the prior written consent of Maiden Insurance, such consent to not be unreasonably withheld;

(f) AmTrust shall cause AII and the AmTrust Ceding Insurers to deliver to Maiden Insurance concurrent copies of all notices delivered under the Underlying Reinsurance Agreements and under each reinsurance trust agreement among AII, an AmTrust Ceding Insurer and a trustee;

(g) AmTrust shall cause the AmTrust Ceding Insurers to permit Maiden Insurance to examine, and make and retain (at Maiden Insurance's expense) copies of, their books and records and to make their executives reasonably available to Maiden Insurance

(h) AmTrust shall cause the AmTrust Ceding Insurers to timely provide to AII all information required for AII to deliver to Maiden Insurance the information required by Article VII of the Reinsurance Agreement;

(i) if an AmTrust Ceding Insurer withdraws Reinsurer Trust Assets (as defined in the Reinsurance Agreement) from a Trust Account (as defined in the Reinsurance Agreement) or draws on a Letter of Credit (as defined in the Reinsurance Agreement) provided by the Reinsurer pursuant to the Reinsurance Agreement, AmTrust shall cause such AmTrust Ceding Insurer to take such steps as are necessary to not commingle Reinsurer Trust Assets or drawings under such Letter of Credit with its own assets or AII's assets, including but not limited to, by maintaining Maiden Insurance's assets in a separately identifiable account, except for purpose of paying claims or other amounts due under the applicable Underlying Reinsurance Agreement; and

(j) AmTrust hereby represents and warrants that AII and the AmTrust Ceding Insurers maintain, as of the date hereof, excess reinsurance coverage with respect to Extra Contractual Obligations and Loss in Excess of Policy Limits (both as defined in the Reinsurance Agreement) pursuant to the reinsurance agreements set forth on Exhibit C hereto, which coverage indemnifies AII and the AmTrust Ceding Insurers, collectively, for: 100% of $9 million excess of $1 million and 90% of $110 million excess of $20 million, respectively. AmTrust shall use commercially reasonable efforts to maintain excess reinsurance providing substantially the same protection as to Extra Contractual Obligations and Loss in Excess of Policy Limits during the term of the Reinsurance Agreement. AmTrust shall notify Maiden Insurance in writing not less than 60 days prior to the date on which any such excess reinsurance is terminated or amended.

2.4	Section 2.1of the Agreement is hereby amended and restated in its entirety as follows:

2.1 Duties of the Parties after the Effective Time. If AmTrust acquires a majority equity interest in any other insurance company that writes direct business (an “Additional AmTrust Ceding Insurer”) and such company writes direct business of a type constituting Covered Business, AmTrust (i) will cause such Additional AmTrust Additional Ceding Insurer to enter into an Underlying Reinsurance Agreement with AII and (ii) will cause AII to reinsure Covered Business written by such Additional AmTrust Ceding Insurer with Maiden Insurance pursuant to the Reinsurance Agreement, unless AII shall no longer be an Affiliate of AmTrust or an AII Insolvency shall have occurred, in which event AmTrust shall either cause each such Additional AmTrust Ceding Insurer, as cedent, to cede the Subject Premium to (x) Maiden Insurance, as reinsurer, on terms substantially similar to the Reinsurance Agreement mutatis mutandis or (y) another Affiliate of AmTrust, as reinsurer, reasonably acceptable to Maiden Insurance, which shall in turn retrocede such Subject Premium to Maiden Insurance on terms substantially similar to the Reinsurance Agreement mutatis mutandis and Maiden Holdings shall cause Maiden Insurance to accept such cession or retrocession.

2.5
Sections 1.5, 3.1 and 4.1 of the Agreement are hereby amended by replacing references to "Reinsurance Agreements" with "Reinsurance Agreement" and by replacing references to "Reinsurance Trust Agreements" to "Loan Agreement."

2.6
Section 7.1 of the Agreement is hereby amended by deleting the word “and” at the end of subsection (b) thereof, adding to the end of subsection (c) the word “and” and inserting as new subsection (d) following subsection (c) the following:

(d) automatically upon the termination of the Reinsurance Agreement, other than as a result of a Company Change of Control (as defined in the Reinsurance Agreement);

2.7	Section 7.2 of the Agreement is hereby amended and restated in its entirety as follows:

7.2 Effect of Termination. In the event that this Agreement is terminated as provided in Section 7.1 above, this Agreement shall forthwith become void (other than this Section 7.2, and Sections 8.1, 9.1 through 9.3, 9.5 through 9.11, and Article X hereof which shall remain in full force and effect) and there shall be no further liability on the part of AmTrust or Maiden Holdings. Nothing contained in this Section 7.2 shall relieve any party hereto from liability for its breach of this Agreement.

2.8	The Agreement is hereby amended by adding thereto a new Article X to read as follows:

10.1 AmTrust Guarantee. To induce Maiden Insurance to enter into the Reinsurance Agreement and the Loan Agreement, AmTrust hereby unconditionally, irrevocably and absolutely guarantees to Maiden Insurance the punctual performance and discharge of all the obligations of AII when due and arising under Article XXIII of the Reinsurance Agreement and under the Loan Agreement (the "AII Agreements") at any time and of any kind or nature whatsoever (the “Obligations”); provided, however, that, except as otherwise provided in Section 10.2, it is a condition to AmTrust's liability under this Article X that (i) Maiden Insurance shall have provided AII with written notice that specifies AII’s failure to pay and/or perform the Obligations within any applicable cure period, with a copy to AmTrust, and (ii) AII shall have failed to fully cure such deficient performance and/or payment to Maiden Insurance’s reasonable satisfaction within ten (10) business days after AmTrust’s receipt of such notice. The guarantee set forth in this Article X (“Guarantee”) is a guarantee of timely payment and performance of the Obligations by AmTrust. Maiden Insurance may proceed directly against AmTrust, and AmTrust shall pay and/or perform the Obligations directly to Maiden Insurance, if AII fails to so cure such deficient performance and/or payment within such ten (10) business day period.

10.2 Scope of Guarantee. AmTrust hereby agrees that this Guarantee is a continuing guarantee and that AmTrust’s obligation to pay and/or perform or cause performance of the Obligations in full shall be unconditional, irrespective of and unaffected by (i) the absence of any action to enforce the same; (ii) the rendering of any judgment against AII or any action to enforce the same; (iii) any waiver, consent, grant of time, forbearance or other indulgence by Maiden Insurance to or for the benefit of AII with respect to Obligations that are not subject to a claim by Maiden Insurance under the Guarantee; (iv) (x) AII becoming insolvent or suspending its business; (y) AII filing a voluntary petition or consenting to an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction or making a general assignment for the benefit of creditors or applying for or consenting to the appointment of a receiver or trustee for a substantial part of its property (collectively, a “Bankruptcy Event”); (v) the genuineness, validity, regularity or enforceability of the Obligations, except to the extent that any lack of genuineness, validity, regularity or enforceability of the Obligations is due to the acts or omissions of Maiden Insurance; (vi) any transaction or series of transactions that results in a change of control of AII; and (vii) subject to the requirement that the Obligations are then due under the AII Agreements, any circumstances that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety or any other matter that would release a guarantor. In the event of a Company Change of Control, if Maiden Insurance shall not terminate the Reinsurance Agreement in accordance with the terms and provisions of the Reinsurance Agreement, this Guarantee shall automatically terminate and be of no further force and effect.

Notwithstanding anything to the contrary contained in this Article X, in the event of a Bankruptcy Event affecting AII, Maiden Insurance may proceed directly against AmTrust for the payment in full of all Obligations of AII then due and payable. Maiden Insurance shall not be required to file any claim in the event of a Bankruptcy Event, it being understood and agreed that Maiden Insurance’s failure so to file and any action taken by a governmental Entity in connection with a Bankruptcy Event shall not diminish or in any way affect AmTrust’s obligation to Maiden Insurance under Article X or the timing, amount or recoverability of the Obligations under the Guarantee; provided that if Maiden Insurance shall not so file such a claim, it hereby grants to AmTrust a power of attorney to file on behalf of Maiden Insurance any such claim as shall be reasonably necessary to preserve any subrogation claim that AmTrust may have as a result of the performance of its obligations hereunder. Maiden Insurance agrees to execute any instrument that AmTrust may reasonably request to evidence such power of attorney. AmTrust hereby waives diligence, presentment, demand of payment or any defense, right of set-off or counterclaim that AII may have or assert under the AII Agreements as to the Obligations.

Except for the notice requirements under Section 10.1, which shall not be waived under this Section 10.2, AmTrust further waives any right to require a proceeding first against AII or any other person before proceeding against AmTrust, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this Guarantee shall not be discharged except by complete payment of the Obligations. This Guarantee shall continue to be effective or be reinstated (to the extent that any payment made is rescinded or must otherwise be restored or returned by Maiden Insurance), as the case may be, if at any time any payment made by AII to Maiden Insurance is rescinded or must otherwise be restored or returned by Maiden Insurance in the event of a Bankruptcy Event, all as though such payment had not been made.

10.3 Payments. Payment of amounts to Maiden Insurance under the Guarantee shall be made promptly by AmTrust on demand in writing by wire transfer in immediately available funds to an account or accounts designated by Maiden Insurance. AmTrust shall reimburse Maiden Insurance on demand for all reasonable costs, expenses and charges (including without limitation reasonable fees and charges of legal counsel for Maiden Insurance) incurred by Maiden Insurance in connection with the enforcement of this Guarantee.

ARTICLE III
MISCELLANEOUS

3.1	Confirmation of the Agreement. Except as amended by this Amendment, the Agreement remains in full force and effect, without further modification or amendment.

3.2	Governing Law. This Amendment shall be governed by the laws of the State of New York, without regard to principles of conflict of laws.

3.3	Counterparts. This Amendment may be executed in one or more counterparts, and such counterparts together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Steve Ungar
Name: Steve Ungar
Title: Secretary

MAIDEN HOLDINGS, LTD.

By:	/s/ Bentzion S. Turin
Name: Bentzion S. Turin
Title: Chief Operating Officer, General Counsel and Assistant Secretary

[First Amendment to Master Agreement]

Exhibit B

Terms of Loan

1. Commitment: During the term of the Reinsurance Agreement, any renewals thereof, and any periods thereafter in which Maiden Insurance remains liable to AII for Covered Business, Maiden Insurance shall make advances under the Loan to AII with respect to each AmTrust Ceding Insurer which AII is obligated to secure in an amount equal to its proportionate share of collateral for AII’s Obligations (as defined in the Reinsurance Agreement) to the AmTrust Ceding Insurer, unless in accordance with the Reinsurance Agreement, Maiden Insurance elects to fund or provide for collateral other than through advances under the Loan; provided however that Maiden Insurance shall not be required to make an advance under the Loan if and to the extent that AII shall have failed to perform its obligations to Maiden Insurance (including its payment obligations) under Article XXIII of the Reinsurance Agreement after expiration of any applicable cure period.

2. Use of Proceeds: AII agrees to deposit Loan proceeds in Trust Accounts (as defined in the Reinsurance Agreement) established or to be established for each such AmTrust Ceding Insurer on the same terms as apply to the Trust Account with respect to Reinsurer Trust Assets (as defined in the Reinsurance Agreement).

3. Interest: An amount equal to the actual amount of dividends, interest and other income earned on the portion of the Loan proceeds with respect to an AmTrust Ceding Insurer deposited in the Trust Accounts and, to the extent so transferred, Loan proceeds held by an AmTrust Ceding Insurer in a segregated account as described in Sections C(5)(d) or D(4) of Article XXIII of the Reinsurance Agreement. To the extent that the sum of principal amount of such proceeds (including the undistributed earnings and interest thereon) and the Aggregate Collateral Value (as defined in the Reinsurance Agreement) with respect to such AmTrust Ceding Insurer exceeds the Reinsurer’s proportionate share of the Obligations to such AmTrust Ceding Insurer, such earnings and interest will be paid quarterly, less any amounts due and payable (i) by Maiden Insurance under the Reinsurance Agreement or the Asset Management Agreement (as defined in the Reinsurance Agreement) or (ii) to any Trustee (as defined in the Reinsurance Agreement with respect to loan proceeds deposited into a Trust Account. AII agrees that all Loan proceeds, including those deposited into a Trust Account or held in a segregated account, as described above, will be managed for AII by AII Insurance Management, Ltd. (“AIM”) in accordance the terms of and pursuant to the Asset Management Agreement dated July 3, 2007 entered into by Maiden Insurance and AIM (the “Asset Management Agreement”) and invested in accordance with the investment guidelines established pursuant to the Asset Management Agreement. AII and Maiden Insurance agree that, pursuant to the Loan, AIM will acknowledge and agree to such management of the Loan proceeds.

4. Maturity: Each Loan advance shall mature on the earliest to occur of (i) ten (10) years following the date such advance was made with respect to an AmTrust Ceding Insurer, (ii) there are no further Obligations due to such AmTrust Ceding Insurer or (iii) AII is no longer required to secure such Obligations.

5. Prepayments: If, as of the end of a calendar quarter, the sum of the Aggregate Collateral Value and the outstanding advances under the Loan, in each case with respect to an AmTrust Ceding Insurer, shall exceed Maiden Insurance’s proportionate share of the Obligations to such AmTrust Ceding Insurer, the advances under the Loan with respect to such AmTrust Ceding Insurer shall be prepaid in an amount equal to the lesser of the amount of such advances or such excess within 60 days following the end of such quarter, less, in either case, any amounts due and payable by Maiden Insurance under the Reinsurance Agreement.

6. Frequency of Advances. AII shall be entitled to request advances under the Loan quarterly. An advances shall be made within 10 days of each such request.

7. Automatic Reduction in Principal: If an AmTrust Ceding Insurer withdraws Loan proceeds from a Trust Account with respect to an AmTrust Ceding Insurer into which Loan advances with respect to such AmTrust Ceding Insurer have been deposited, or from the segregated account described in Section C(5)(d) or D(4) of Article XXIII of the Reinsurance Agreement, funded by withdrawals from such a Trust Account, for the purpose of reimbursing such AmTrust Ceding Insurer for Ultimate Net Loss not received from AII or for unearned premiums due to such AmTrust Ceding Insurer but not otherwise paid by AII, the outstanding principal amount of the Loan and the advances with respect to such AmTrust Ceding Insurer automatically shall be reduced by the amount of such withdrawal and, as of the date the AmTrust Ceding Insurer applies such amount for such purposes, interest shall no longer be due on the amount of the reduction in principal.

EXHIBIT C

Schedule of Excess Reinsurance

1.	AmTrust Group Workers’ Compensation Excess of Loss Reinsurance Agreement
	Reinsurer:	Midwest Employers Casualty Company
	Term:	January 1, 2006 - January 1, 2008
	Retention and Limit:	9 million xs 1 million
	ECO/EPL:	100% (Subject to Retention and Limit)
	Intermediary:	Aon Re Inc.

2.	First Workers’ Compensation Catastrophe Excess of Loss Reinsurance Contract
	Reinsurer:	Various
	Term:	May 1, 2007 to May 1, 2008
	Retention and Limit:	30 million xs 20 million
	ECO/EPL:	90% (Subject to Retention and Limit)
	Intermediary:	Willis Re Inc.

3.	Second Workers’ Compensation Catastrophe Excess of Loss Reinsurance Contract
	Reinsurer:	Various
	Term:	May 1, 2007 to May 1, 2008
	Retention and Limit:	30 million xs 50 million
	ECO/EPL:	90% (Subject to Retention and Limit)
	Intermediary:	Willis Re Inc.

4.	Third Workers’ Compensation Catastrophe Excess of Loss Reinsurance Contract
	Reinsurer:	Various
	Term:	May 1, 2007 to May 1, 2008
	Retention and Limit:	50 million xs 80 million
	ECO/EPL:	90% (Subject to Retention and Limit)
	Intermediary:	Willis Re Inc.